EXHIBIT 99.1

LendingClub Reports Third Quarter 2017 Results
Delivers $154.0 Million in Revenue; Highest Quarter in its History;
Serving 2 Million Borrowers and more than $30 Billion in Originations since Launch

SAN FRANCISCO - November 7, 2017 - LendingClub Corporation (NYSE: LC), America’s largest online marketplace connecting borrowers and investors, today announced financial results for the third quarter ended September 30, 2017 and provided guidance for the fourth quarter.

Financial highlights for the third quarter include:

•	Delivered the highest revenue in the company’s history of $154.0 million, up 34 percent year-over-year

•	Achieved 24 percent annual growth in originations to over $2.44 billion, driven by strong borrower demand, which takes the total to more than $30 billion in originations facilitated since 2007

•	Narrowed GAAP net loss by almost $19 million from the second quarter of 2017 to ($6.7) million on the back of record revenue

•	Generated adjusted EBITDA of $20.9 million; almost 5 times the level of the second quarter of 2017

Operational highlights for the third quarter include:

•	Crossed 2 million borrowers on the marketplace

•	Launched fifth-generation credit model, enhancing capabilities to give borrowers fair and responsible access to credit

•	Executed the second self-sponsored securitization and contributed directly for the first time, expanding the investor base with 10 new investors
“LendingClub’s strong growth and record revenue are clear indicators of our platform’s appeal to both borrowers and investors,” said Scott Sanborn, LendingClub CEO. “Responsibly helping more people get access to the credit they deserve is why we exist as a business and hitting new milestones on both sides of the marketplace is a testament to the power of our business model.”

	Three Months Ended			Nine Months Ended September 30,
($ in millions)	September 30, 2017	June 30, 2017	September 30, 2016	2017	2016
Originations	$2,442.9	$2,147.3	$1,972.0	$6,549.0	$6,677.5
Net Revenue	$154.0	$139.6	$114.6	$418.1	$370.3
Consolidated Net Loss	$(6.7)	$(25.4)	$(36.5)	$(61.9)	$(113.7)
Adjusted EBITDA (1) (2)	$20.9	$4.5	$(9.2)	$25.5	$(12.0)

(1)	Adjusted EBITDA is a non-GAAP financial measure. Please see the discussion below under the heading “Non-GAAP Measures” and the reconciliation at the end of this release.

(2)	Prior period amounts have been reclassified to conform to the current period presentation.

Third Quarter 2017 Financial Highlights
“We are seeing operating leverage as we continue to scale and invest in reducing friction and creating efficiency in our products,” said Tom Casey, LendingClub CFO. “We closed our third quarter with $20.9 million in adjusted EBITDA, expanding the margin by over 10 points.”

Originations – Loan originations in the third quarter of 2017 were $2.44 billion, up 14% from the second quarter of 2017 and up 24% compared to the same quarter last year.

Net Revenue – Net revenue in the third quarter of 2017 was $154.0 million, up 10% from the second quarter of 2017 and up 34% compared to the same quarter last year, driven primarily by higher loan origination volumes. Net revenue as a percent of originations, or revenue yield, was 6.30% in the third quarter.

Consolidated Net Income (Loss) – GAAP net loss was $(6.7) million for the third quarter of 2017, improving $18.7 million compared to the second quarter of 2017 and improving $29.8 million compared to the same quarter last year. The decrease in loss from the second quarter to the third quarter of 2017 was primarily due to a $14.5 million increase in revenue and a $3.0 million decrease in stock-based compensation expense. Also impacting the quarter was $6.4 million in non-recurring expenses, partially offset by a $7.1 million insurance reimbursement covering certain legal expenses from the current and prior periods.

Adjusted EBITDA (3) – Adjusted EBITDA was $20.9 million in the third quarter of 2017, improving $16.4 million from the second quarter of 2017 and improving $30.1 million compared to the same quarter last year. The increase in adjusted EBITDA from the second quarter to the third quarter of 2017 was primarily due to a $14.5 million increase in revenue. Also impacting the quarter was $6.4 million in non-recurring expenses, partially offset by a $7.1 million insurance reimbursement covering certain legal expenses from the current and prior periods.

Earnings Per Share (EPS) – Basic and diluted EPS attributable to LendingClub was $(0.02) for the third quarter of 2017, compared to basic and diluted EPS attributable to LendingClub of $(0.06) in the second quarter of 2017 and $(0.09) in the same quarter last year.

Adjusted EPS (3) – Adjusted EPS was $0.03 for the third quarter of 2017, compared to adjusted EPS of $(0.01) in the second quarter of 2017 and $(0.04) in the same quarter last year.

Cash, Cash Equivalents, Securities Available for Sale and Loans Invested in by the Company – As of September 30, 2017, cash, cash equivalents and securities available for sale totaled $603 million, with no outstanding debt. As the company continued to build its securitization program, it began using cash to accumulate loans for future securitizations. Loans invested in by the company at the end of the third quarter were $187 million, with the intent to contribute a large portion to future securitizations.

Outlook
Based on the information available as of November 7, 2017, LendingClub provides the following outlook for the fourth quarter:

Fourth Quarter 2017
Total Net Revenue in the range of $158 million to $163 million.
Net Income (Loss) in the range of $(7) million to $(3) million.
Adjusted EBITDA(3) in the range of $19 million to $23 million.
Reconciling Items between net loss and non-GAAP adjusted EBITDA consisting of stock-based compensation of approximately $15 million, and depreciation and amortization and other net adjustments of approximately $11 million.

(3)
Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures. Adjusted EBITDA for the prior period has been reclassified to conform to the current period presentation. Please see discussion below under the heading “Non-GAAP Measures” and the reconciliations at the end of this release.

About LendingClub

LendingClub was founded to transform the banking system to make credit more affordable and investing more rewarding. Today, LendingClub’s online credit marketplace connects borrowers and investors to deliver more efficient and affordable access to credit. Through its technology platform, LendingClub is able to create cost efficiencies and passes those savings onto borrowers in the form of lower rates and to investors in the form of solid returns. LendingClub is based in San Francisco, California. Currently, residents of the following states may invest in LendingClub notes: AL, AR, AZ, CA, CO, CT, DC, DE, FL, GA, HI, IA, ID, IL, IN, KS, KY, LA, MA, ME, MD, MI, MN, MO, MS, MT, ND, NE, NH, NJ, NV, NY, OK, OR, RI, SC, SD, TN, TX, UT, VA, VT, WA, WI, WV, or WY. All loans are made by federally regulated issuing bank partners. More information is available at https://www.lendingclub.com.

Conference Call and Webcast Information

The LendingClub third quarter 2017 webcast and teleconference is scheduled to begin at 2:00 p.m. Pacific Time on Tuesday, November 7, 2017. A live webcast of the call will be available at http://ir.lendingclub.com under the Events & Presentations menu. To access the call, please dial +1 (888) 317-6003, or outside the U.S. +1 (412) 317-6061, with conference ID 7584209, ten minutes prior to 2:00 p.m. Pacific Time (or 5:00 p.m. Eastern Time). An audio archive of the call will be available at http://ir.lendingclub.com. An audio replay will also be available on November 7, 2017, until November 14, 2017, by calling +1 (877) 344-7529 or +1 (412) 317-0088, with Conference ID 10113254. LendingClub has used, and intends to use, its investor relations website, Blog (http://blog.lendingclub.com), Twitter handle (@LendingClub) and Facebook page (https://www.facebook.com/LendingClubTeam) as a means of disclosing material non-public information and to comply with its disclosure obligations under Regulation FD.

Contacts

For Investors:
IR@lendingclub.com

Media Contact:
Press@lendingclub.com

Non-GAAP Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: contribution, contribution margin, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS, and investor fee revenue associated with the servicing portfolio excluding fair market value adjustments. Our non-GAAP measures do have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under GAAP.

We believe these non-GAAP measures provide management and investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures.

In particular, we believe contribution and contribution margin are useful measures of direct product profitability because the measures illustrate the relationship between the costs most directly associated with revenue generating activities and the related revenue, and the effectiveness of the direct costs in obtaining revenue. We believe that adjusted EBITDA and adjusted EBITDA margin are important measures of operating performance because it allows for the comparison of our core operating results, including our return on capital and operating efficiencies, from period to period by removing the impact of depreciation and amortization in our asset base, other non-operating, and share-based compensation, tax consequences, and our capital structure (interest expense from any outstanding debt). We believe adjusted EPS is a useful measure used by investors and analysts in our sector because the exclusion of non-cash items like stock-based compensation and amortization of intangibles is a customary adjustment, and such expenses can vary significant due to many factors unrelated to the business. We believe investor fee revenue associated with the servicing portfolio excluding fair market value accounting adjustments is a useful measure because it reflects the amount of fees actually collected and represents the true economic benefit of our servicing arrangements.

There are a number of limitations related to the use of these non-GAAP financial measures versus their most comparable GAAP measure. In particular, many of the adjustments to derive the non-GAAP financial measures reflect the exclusion of items, specifically stock-based compensation expense, amortization of intangible assets, and the related income tax effects of the aforementioned exclusions that are recurring and will be reflected in our financial results for the foreseeable future. Other companies, including companies in our industry, may calculate these measures differently, which may reduce their usefulness as a comparative measure.

For more information on our non-GAAP financial measures and a reconciliation of such measures to the nearest GAAP measure, please see the “Reconciliation of GAAP to Non-GAAP Measures” tables at the end of this release.

Safe Harbor Statement

Some of the statements above, including statements regarding borrower and investor demand and anticipated future financial results are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward statements include: the outcomes of pending governmental investigations and pending or threatened litigation, which are inherently uncertain; the impact of management changes and the ability to continue to retain key personnel; ability to achieve cost savings from recent restructurings; our ability to continue to attract and retain new and existing retail and institutional investors; competition; overall economic conditions; demand for the types of loans facilitated by us; default rates and those factors set forth in the section titled “Risk Factors” in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, each filed with the SEC. We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Information in this press release is not an offer to sell securities or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Additional information about LendingClub is available in the prospectus for LendingClub’s notes, which can be obtained on LendingClub’s website at https://www.lendingclub.com/info/prospectus.action.

*****

LENDINGCLUB CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net revenue:
Transaction fees	$121,905	$100,813	$327,911	$321,926
Investor fees (1)	20,499	18,477	62,795	53,620
Other revenue (expense) (1)	(225)	(7,158)	6,219	(10,965)
Interest income	151,532	171,868	469,788	529,432
Interest expense	(139,681)	(169,444)	(448,628)	(523,723)
Net interest income	11,851	2,424	21,160	5,709
Total net revenue	154,030	114,556	418,085	370,290
Operating expenses: (2)
Sales and marketing	59,570	44,901	169,735	161,213
Origination and servicing	21,321	16,332	63,044	56,464
Engineering and product development	32,860	29,428	104,338	82,835
Other general and administrative	46,925	58,940	142,994	150,432
Goodwill impairment	—	1,650	—	37,050
Total operating expenses	160,676	151,251	480,111	487,994
Loss before income tax expense	(6,646)	(36,695)	(62,026)	(117,704)
Income tax expense (benefit)	13	(209)	(79)	(4,004)
Consolidated net loss	(6,659)	(36,486)	(61,947)	(113,700)
Less: Loss attributable to noncontrolling interests	(129)	—	(119)	—
LendingClub net loss	$(6,530)	$(36,486)	$(61,828)	$(113,700)
Net loss per share attributable to LendingClub:
Basic	$(0.02)	$(0.09)	$(0.15)	$(0.30)
Diluted	$(0.02)	$(0.09)	$(0.15)	$(0.30)
Weighted-average common shares – Basic	412,778,995	391,453,316	406,633,850	385,037,334
Weighted-average common shares – Diluted	412,778,995	391,453,316	406,633,850	385,037,334

(1)
In the first quarter of 2017, the Company aggregated the revenue previously reported as “Servicing fees” and “Management fees” into “Investor fees.” Additionally, the Company aggregated “Fair value adjustments - loans, loans held for sale, notes and certificates” into “Other revenue (expense).” These changes had no impact to “Total net revenue.” Prior period amounts have been reclassified to conform to the current period presentation.

(2)	Includes stock-based compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Sales and marketing	$1,591	$1,699	$5,857	$5,016
Origination and servicing	1,049	1,013	3,819	2,722
Engineering and product development	4,640	4,931	17,001	13,134
Other general and administrative	8,826	10,279	28,015	25,518
Total stock-based compensation expense	$16,106	$17,922	$54,692	$46,390

LENDINGCLUB CORPORATION
OPERATING HIGHLIGHTS
(In thousands, except percentages and number of employees, or as noted)
(Unaudited)

						September 30, 2017
	Three Months Ended					% Change
	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	Q/Q	Y/Y
Operating Highlights:
Loan originations (in millions)	$1,972	$1,987	$1,959	$2,147	$2,443	14%	24%
Net revenue	$114,556	$130,522	$124,482	$139,573	$154,030	10%	34%
Consolidated net loss	$(36,486)	$(32,269)	$(29,844)	$(25,444)	$(6,659)	74%	(82)%
Contribution (1) (2)	$56,035	$60,736	$53,165	$66,028	$75,908	15%	35%
Contribution margin (1) (2)	48.9%	46.5%	42.7%	47.3%	49.3%	4%	1%
Adjusted EBITDA (1) (2)	$(9,200)	$(880)	$161	$4,483	$20,895	N/M	N/M
Adjusted EBITDA margin (1) (2)	(8.0)%	(0.7)%	0.1%	3.2%	13.6%	N/M	N/M
EPS - diluted	$(0.09)	$(0.08)	$(0.07)	$(0.06)	$(0.02)	(67)%	(78)%
Adjusted EPS - diluted (1)	$(0.04)	$(0.02)	$(0.02)	$(0.01)	$0.03	N/M	(175)%
Originations by Investor Type:
Managed accounts	55%	43%	33%	31%	24%
Self-directed	14%	13%	15%	13%	10%
Banks	13%	31%	40%	44%	42%
LendingClub (6)	—%	—%	—%	—%	9%
Other institutional investors	18%	13%	12%	12%	15%
Total	100%	100%	100%	100%	100%
Originations by Program:
Personal loans - standard program	71%	74%	74%	72%	73%
Personal loans - custom program	18%	16%	15%	18%	18%
Other - custom program (3)	11%	10%	11%	10%	9%
Total	100%	100%	100%	100%	100%
Servicing Portfolio by Method Financed (in millions, at end of period):
Notes	$1,818	$1,795	$1,779	$1,740	$1,683	(3)%	(7)%
Certificates	2,840	2,752	2,516	2,281	2,020	(11)%	(29)%
Whole loans sold	6,242	6,542	6,731	7,081	7,627	8%	22%
Other (4)	34	28	27	49	175	N/M	N/M
Total	$10,934	$11,117	$11,053	$11,151	$11,505	3%	5%
Employees and contractors (5)	1,464	1,530	1,599	1,627	1,779	9%	22%
N/M Not meaningful.

(1)	Represents a non-GAAP measure. See ”Reconciliation of GAAP to Non-GAAP Measures.”

(2)
Prior to the three months ended March 30, 2017, amounts have been adjusted to conform to the current period presentation. See “Condensed Consolidated Statements of Operations” for further details. Beginning in the third quarter of 2017, contribution and adjusted EBITDA exclude income/loss attributable to noncontrolling interests. Prior period amounts have been reclassified to conform to the current period presentation.

(3)	Comprised of education and patient finance loans, small business loans, and small business lines of credit which are less than 10% of the volumes presented individually.

(4)	Includes loans invested in by the Company for which there are no associated notes or certificates.
(5)     As of the end of each respective period.

(6)	Beginning in the third quarter of 2017, the Company introduced “LendingClub” as a new line item presented to separately show the percentage of loan originations funded by the Company.

LENDINGCLUB CORPORATION
SELECT FINANCIAL HIGHLIGHTS
(In millions, except percentages)
(Unaudited)

						September 30, 2017
	Three Months Ended					% Change
	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	Q/Q	Y/Y
Select Balance Sheet Information (at end of period):
Cash and cash equivalents	$521	$516	$534	$539	$384	(29)%	(26)%
Securities available for sale	$279	$287	$247	$225	$219	(3)%	(22)%
Total	$800	$803	$781	$764	$603	(21)%	(25)%
Loans	$4,412	$4,312	$4,027	$3,797	$3,414	(10)%	(23)%
Loans held for sale	$15	$9	$9	$36	$266	N/M	N/M
Notes and certificates	$4,420	$4,321	$4,034	$3,806	$3,516	(8)%	(20)%

Total assets	$5,608	$5,563	$5,232	$5,029	$4,753	(5)%	(15)%

Total equity	$977	$976	$972	$984	$1,000	2%	2%
N/M Not meaningful.

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	September 30, 2016	September 30, 2017
Contribution reconciliation:
Consolidated net loss	$(36,486)	$(32,269)	$(29,844)	$(25,444)	$(6,659)	$(113,700)	$(61,947)
Engineering and product development expense	29,428	32,522	35,760	35,718	32,860	82,835	104,338
Other general and administrative expense	58,940	56,740	43,574	52,495	46,925	150,432	142,994
Goodwill impairment	1,650	—	—	—	—	37,050	—
Stock-based compensation expense	2,712	3,967	3,715	3,321	2,640	7,738	9,676
Income tax (benefit) expense	(209)	(224)	(40)	(52)	13	(4,004)	(79)
(Income) loss attributable to noncontrolling interest	—	—	—	(10)	129	—	119
Contribution (1)	$56,035	$60,736	$53,165	$66,028	$75,908	$160,351	$195,101
Total net revenue	$114,556	$130,522	$124,482	$139,573	$154,030	$370,290	$418,085
Contribution margin (1)	48.9%	46.5%	42.7%	47.3%	49.3%	43.3%	46.7%
Adjusted EBITDA reconciliation:
Consolidated net loss	$(36,486)	$(32,269)	$(29,844)	$(25,444)	$(6,659)	$(113,700)	$(61,947)
Acquisition and related expense (2)	294	294	293	56	—	880	349
Depreciation expense:
Engineering and product development	5,362	6,134	7,794	8,483	9,026	14,772	25,303
Other general and administrative	1,104	1,213	1,298	1,305	1,246	3,003	3,849
Amortization of intangible assets	1,163	1,161	1,162	1,057	1,034	3,599	3,253
Goodwill impairment	1,650	—	—	—	—	37,050	—
Stock-based compensation expense	17,922	22,811	19,498	19,088	16,106	46,390	54,692
Income tax (benefit) expense	(209)	(224)	(40)	(52)	13	(4,004)	(79)
(Income) loss attributable to noncontrolling interest	—	—	—	(10)	129	—	119
Adjusted EBITDA (1)	$(9,200)	$(880)	$161	$4,483	$20,895	$(12,010)	$25,539
Total net revenue	$114,556	$130,522	$124,482	$139,573	$154,030	$370,290	$418,085
Adjusted EBITDA margin (1)	(8.0)%	(0.7)%	0.1%	3.2%	13.6%	(3.2)%	6.1%

(1)
Beginning in the first quarter of 2017, contribution and adjusted EBITDA include interest revenue to capture the full spectrum of revenue the Company expects to generate. Beginning in the third quarter of 2017, contribution and adjusted EBITDA exclude (income) loss attributable to noncontrolling interests. Prior period amounts have been reclassified to conform to the current period presentation.

(2)
Represents amounts related to costs for due diligence related to past business acquisitions including those the Company reviewed and determined not to pursue a transaction, as well as incremental compensation expense required to be paid under the purchase agreement to retain key former shareholder employees of an acquired business.

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	September 30, 2016	September 30, 2017
Adjusted net loss reconciliation:
LendingClub net loss	$(36,486)	$(32,269)	$(29,844)	$(25,454)	$(6,530)	$(113,700)	$(61,828)
Acquisition and related expense (1)	294	294	293	56	—	880	349
Stock-based compensation expense	17,922	22,811	19,498	19,088	16,106	46,390	54,692
Amortization of acquired intangible assets	1,163	1,161	1,162	1,057	1,034	3,599	3,253
Goodwill impairment	1,650	—	—	—	—	37,050	—
Income tax (benefit) expense	(209)	(114)	—	—	—	(4,004)	—
Adjusted LendingClub net loss	$(15,666)	$(8,117)	$(8,891)	(5,253)	$10,610	$(29,785)	$(3,534)
Adjusted EPS - diluted	$(0.04)	$(0.02)	$(0.02)	$(0.01)	$0.03	$(0.08)	$(0.01)
Non-GAAP diluted shares reconciliation:
GAAP diluted shares (2)	391,453	395,877	400,309	406,677	412,779	385,037	406,634
Other dilutive equity awards (3)	—	—	—	—	—	—	—
Non-GAAP diluted shares	391,453	395,877	400,309	406,677	412,779	385,037	406,634

(1)
Represents amounts related to costs for due diligence related to past business acquisitions including those the Company reviewed and determined not to pursue a transaction, as well as incremental compensation expense required to be paid under the purchase agreement to retain key former shareholder employees of an acquired business.

(2)	Equivalent to the basic and diluted shares reflected in the quarterly EPS calculations.

(3)
Other dilutive equity awards include assumed exercises of unvested stock options, net of assumed repurchases computed under the treasury method, which were excluded from GAAP net loss per share as their impact would have been anti-dilutive, but are included in adjusted net loss per share as the impact was dilutive.